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                                                                   EXHIBIT 10.29



August 7, 1996

                                                  REVISED OFFER LETTER
                                                  VIA FEDERAL EXPRESS

DEBRA SHERYL ECHT, M.D.
1477 Georgetown Court
Nashville, TN 37215

Dear Debra:

This letter, when signed by you, will constitute an agreement between Cardiac Pathways Corporation (the "Company") and you (the "Executive") concerning your employment.

1. The Company hereby hires the Executive and the Executive hereby accepts employment as Vice President Chief Medical Officer.

        a. The Executive will work full time at Cardiac Pathways Corporation beginning September 3, 1996.

        b. Primary responsibility for this position will include management of the Company's clinical trials and preclinical trials, assistance in the areas of advanced research, product planning, strategic planning and business development. Other responsibilities for this position will also include interactions with the Company's institutional investors, analysts and investment bankers concerning clinical matters.

2. The Company agrees to pay the Executive an annual base salary of $200,000.00 payable in accordance with the Company's standard payroll policy. In addition, the Company agrees to pay the Executive a bonus as follows:

        a. $50,000 upon PMA approval by the U.S. FDA of the Company's Cooled Ablation Catheter and Mapping System for Ventricular Tachycardia.

        b. $50,000 upon PMA approval by the U.S. FDA of the Company's Linear Lesion Catheter for Atrial Fibrillation.

3. The Company will also pay the following expenses, to help move the Executive to the Bay Area:

        a. All expenses incurred in moving the Executive's personal belongings from the Nashville, Tennessee area to the San Francisco Bay Area.

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DEBRA SHERYL ECHT, M.D.
August 7,1996
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        b.     Real estate commissions paid by the Executive to the Executive's real estate broker in connection with the sale of the Executive's home in Nashville, Tennessee.

        c. Closing costs on the purchase of a residential dwelling in the San Francisco Bay Area during the Employee's tenure at the Company.

4. After the Executive has purchased a home in the San Francisco Bay Area, the Company will provide the Executive an optional loan program of $1,000 per month for a maximum period of sixty (60) months. This loan will be due on the earlier of (i) seven (7) years from the date of the first monthly loan, or (ii) three (3) months after the termination of the Executive's employment with the Company. The loan will bear interest at the applicable Federal rate as defined in the Internal Revenue Code of 1986 and the regulations thereunder, and be secured by a trust deed on the Employee's new residence.

5. The Executive's employment with the Company will be at-will and may be terminated by the Executive or the Company at any time.

6. The Executive will be eligible to participate in any insurance or other benefit plan as may be sponsored or maintained by the Company from time to time for its employees. Cardiac Pathways currently offers medical, dental, vision, life and long-term disability insurance, a 401k, flexible benefits and an Employee stock purchase plan.

7. The Company will issue to the Executive an option exercisable for 100,000 shares of Common Stock at $6.25 per share. The grant of this option is subject to the Board of Director's approval. The stock option will vest over a four year period with 12/48ths of the shares vesting on the Executive's one year anniversary date with the Company and an additional 1/48th of the total number of shares vesting at the end of each full month thereafter.

        The stock option shall be represented by the Company's standard form of stock option agreement. The vesting schedule for the stock option will be further modified by the terms outlined in Sections 8 and 9.

8.      a.     The term of this Agreement shall commence on your first day of employment and shall continue until terminated by either party in accordance with the provisions of this Section 8.


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DEBRA SHERYL ECHT, M.D.
August 7, 1996
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        b.     This Agreement may be terminated by the Company at any time for
               Justifiable Cause (as hereinunder defined) provided that the Company shall pay the Executive an amount equal to the sum of his then current base salary as a severance payment for one month following the date of termination. For the purpose of this Agreement., the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) the Executive's conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude, (ii) the Executive's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) the Executive's commission of an act, or failure to act, which the Executive's supervisor at the Company shall reasonably have found to have involved misconduct or gross negligence on the part of the Executive, in the conduct of his duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependency on the part of the Executive which interfere with the performance of his duties hereunder, (v) the Executive's willful and material breach or refusal to perform his services as provided herein, (vi) any other material breach of this Agreement or (vii) the willful and material failure or refusal to carry out a direct request of the Executive's supervisor. The payment to the Executive of the severance payment described in this Section 8(b) will discharge all of the Company's obligations to the Executive.

        c. This Agreement may be terminated by the Company at any time without Justifiable Cause provided that the Company shall pay the Executive an amount equal to the sum of his then current monthly base pay as a severance payment for a period of six months following the date of termination, or until the Executive finds other employment, whichever is shorter. Any payments made pursuant to this Section 8(c) shall be reduced to the extent the Executive received any other earnings related to employment or consulting services or other unemployment or disability compensation during the six month period. The payment of the Executive of the severance payment described in this Section 8(c) will discharge all of the Company's obligations (subject to the provisions noted in Section 9) to the Executive.

        d. This Agreement maybe terminated by the Executive at any time upon 30 days written notice, in which case the Company shall have no severance or other obligations to the Executive.

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DEBRA SHERYL ECHT, M.D.
August 7,1996
Page Four


9. Notwithstanding anything set forth in this Section 9, upon the Executive's involuntary termination of employment from the Company (for any reason other than for Justifiable Cause) on or after an Acquisition (as defined below), the 100,000 shares of Common Stock described in
        Section 7 above shall be fully and immediately exercisable. For purposes of this Section 9, an Acquisition shall be defined as a merger, reorganization, or sale of all or substantially all of the assets of the Company in which shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction. The resignation of the Executive after a Constructive Termination (as defined below) shall be treated as an involuntary termination of employment under this Section 6. For purposes of this Section 9, a Constructive termination shall mean a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than thirty-five (35) miles.

10. As a condition of the Executive's employment, the Executive will also be required to execute the Company's standard Proprietary Information Agreement, a copy of which is enclosed with this letter.

If you are in agreement with this proposal, please execute a copy of this letter and the Proprietary Information Agreement and return them to me as soon as possible.

Best personal regards,

CARDIAC PATHWAYS CORPORATION                 Acknowledged and Accepted


By: /s/ AURORA C. SALGADO                    /s/ DEBRA SHERYL ECHT, M.D.
   --------------------------------          -----------------------------------
   FOR: William.  N. Starling                Debra Sheryl Echt, M.D.
   President and CEO

Enclosure as stated above.